EXHIBIT (a)(1)(D)

2027 Class A Limited Partner (LP) Exchange Offering: Notification | Limited Partner (LP)

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Important Note: This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful. Class A Limited Partner Interests are securities, and any exchange offering, solicitation or sale (the “Exchange Offer”) will only be made pursuant to the Class A LP Exchange Offering Documents (defined below) and in compliance with all applicable state and federal securities laws.

Through the Exchange Offer, holders of Class A LP Capital will indicate their intent to exchange all, none, or a portion of their Class A LP Capital for Class B LP Capital. Holders who indicate their intent to exchange any portion of Class A LP Capital for Class B LP Capital will be required to review, complete and sign certain documents.

The information included on this page provides a brief overview of:

•	the exchange process for the Exchange Offer; and

•	information on how to exchange your Class A LP Capital for Class B LP Capital in the Exchange Offer.

Methods of Exchange

Method	Description

If you are a holder of Class A LP Capital, you will receive an email with a link to the Class A LP Capital online exchange system for the Exchange Offer (the “Exchange System”).

Exchange System	If you are taking a leave of absence, you will need to ensure you are set up on Edward Jones Gateway at the start of your leave. You will receive an email to your preferred personal email address at the time you receive your verbal Class B LP Capital offer or when you may access the Exchange System which can be accessed through Edward Jones Gateway.

Methods of Exchange

Method	Description

Through the Exchange System, you will indicate the amount of Class A LP Capital you intend to exchange for Class B LP Capital in the Exchange Offer.

Exchanging your Class A LP Capital. If you indicate that you intend to exchange Class A LP Capital, you will also provide the following information:

the amount of Class A LP Capital you intend to exchange (see Minimum Capital Requirements below); and

signed Class A LP Capital Exchange Documents.

You may exchange all, none, or a portion of your Class A LP Capital for Class B LP Capital in the Exchange Offer in $100 increments. To make a valid exchange of a portion of your Class A LP Capital, the following must apply:

Minimum Capital Requirements

you retain a minimum amount of Class A LP Capital after the exchange of $5,000 (USD); and

you retain a minimum amount of Class B LP Capital after the exchange of $5,000 (USD).

For more information and examples visit, 2027 Class A Limited Partner Capital Exchange Offering.

Exchange: You must indicate your final exchange election of your Class A LP Capital offer by December 28, 2026. You may also change or revoke your election until December 28, 2026.

Deadlines	If you do not complete the Class A LP Capital Exchange Documents by December 28, 2026, you cannot participate in the Exchange Offer and your existing Class A LP Capital will remain unchanged.

Review the Form S-4, the Prospectus and the Schedule TO filed with the SEC for the Exchange Offer (including any amendments or supplements thereto) (collectively, the “Class A Exchange Offering Documents”)

The Class A LP Exchange Offering Documents provide an overview of an Exchange Offer and directions on where you can find additional information on the Exchange Offer.

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It is important to carefully read the Class A LP Exchange Offering Documents including any amendments, all information incorporated by reference, including the Twenty-Third Amended and Restated Agreement of Registered Limited Liability Limited Partnership of The Jones Financial Companies, L.L.L.P., as may be amended from time to time, dated November 5, 2025 (the “Partnership Agreement”), the Class B LP Subscription Agreement and JFC’s SEC Filings, in addition to conducting your own diligence (including consulting with advisors) to help you understand:

•	the nature of becoming a holder of Class B LP Capital;

•	the material risks of becoming a holder of Class B LP Capital; and

•	the material tax consequences of becoming a holder of Class B LP Capital.

S-4

Link to TO

You may obtain free copies of the Class A LP Exchange Offering Documents at the website maintained by the SEC at www.sec.gov. Copies of the Class A Exchange Offering Documents filed with the SEC by the firm are also available free of charge by contacting the firm at 12555 Manchester Road, Des Peres, Missouri 63131, by e-mail at joneslp@edwardjones.com, or by telephone at 1-800-441-2222 (x1931073).

Class A LP Exchange Offering Documents

If you indicate that you intend to exchange any portion of your Class A LP Capital for Class B LP Capital in the Exchange Offer, you will be required to review and sign the following documents by December 28, 2026 in the Exchange System. You may change or revoke your election until December 28, 2026. After December 28, 2026, your decision is final. If you elect to exchange any of your Class A LP Capital, the Class B LP Capital will be issued on January 4, 2027.

Documents Required by All Exchanging Associates

Document	Description

Letter of Transmittal	Confirms the legal transfer of Class A LP Capital to Class B LP Capital in the Exchange Offer.

Subscription Agreement	Confirms you have read the Class A LP Exchange Offering Documents, understand the risks of investment, and agree to invest in Class B LP Capital.

Power of Attorney	Confirms you agree to be bound by the Partnership Agreement, appoints the firm’s Managing Partner as your attorney-in-fact and authorizes the Managing Partner to sign certain documents on your behalf as contemplated by the Partnership Agreement.

Related Resources

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